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                                                                    EXHIBIT 99.1

                                                                [CITIGROUP LOGO]



                     CITIGROUP PURCHASES 5.6 MILLION SHARES
                            FROM CHAIRMAN SANDY WEILL

                   WEILL CONTINUES TO OWN 16.8 MILLION SHARES


New York, NY, October 2, 2003 - Citigroup announced today that it had purchased approximately 5.6 million shares of Citigroup common stock from Mr. Weill at a price of $47.14, which was determined to be the lower of the day's volume weighted average price and the day's closing price. Mr. Weill decided to sell the stock in order to facilitate his financial planning in light of his new stage. An exception to the company's policy on purchasing shares from its employees was approved by the Board. As previously announced, under the company's Stock Ownership Commitment, Mr. Weill will continue to hold approximately 16.8 million shares for as long as he remains a Citigroup Board member.

                                      # # #




Media:                     Leah Johnson:    212-559-9446
                           Shannon Bell:    212-793-6206

Investors:                 Sheri Ptashek:   212-559-2718
Fixed Income Investors:    John Randel      212-559-5091

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.